The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

Exhibit 99.3

SUBJECT TO COMPLETION, DATED                  , 20

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE NOTES OFFERINGS]

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated                  , 20 )

% Notes

We are offering for sale our % notes at a principal amount per note of $            , or the Notes. The Notes will mature on             .

We are an internally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. Our common stock is listed on The Nasdaq Global Select Market under the symbol “CSWC.” On                  , 20 , the last reported sale price of our common stock on The Nasdaq Global Select Market was $             per share.

The Notes will be our direct unsecured obligations and rank pari passu, or equally in right of payment, with all outstanding and future unsecured subordinated indebtedness issued by us. The Notes will be subordinated to our outstanding [•] and any future secured debt we may issue or incur up to the amount of the security covering this debt. Currently [•] of our investments are encumbered as security for our [•] and would be used to repay this [•] and any future similarly secured debt prior to being able to repay the Notes. The Notes will also be subordinated to the debt of any of our subsidiaries. For further discussion see the section titled “Description of the Notes” in this prospectus supplement.

This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in our Notes. Please read this prospectus supplement and the accompanying prospectus before investing and keep them for future reference. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. This information is available free of charge by contacting us at 5400 Lyndon B. Johnson Freeway, Suite 1300, Dallas, Texas 75240 or by telephone at (214) 238-5700 or on our website at www.capitalsouthwest.com. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider that information to be part of this prospectus supplement. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains such information.

Investing in our Notes involves a high degree of risk, and should be considered highly speculative. See “Supplementary Risk Factors” beginning on page S-     of this prospectus supplement and “Risk Factors” beginning on page      of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in our Notes.

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

The Securities and Exchange Commission has not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	$	$
Underwriting discount ( %)	$	$
Proceeds, before expenses, to us(1)	$	$

(1)	Before deducting expenses payable by us related to this offering, estimated at $ .

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about     .

The date of this prospectus supplement is                  , 20

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

[Table of contents from base prospectus to be included.]

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific details regarding this offering of Notes and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any of our Notes by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our Notes. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information different from or additional to the information in the accompanying prospectus.

S-ii

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. To understand the terms of the Notes offered hereby, you should read the entire prospectus supplement and the accompanying prospectus carefully, including “Supplementary Risk Factors,” “Risk Factors,” ”Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements contained elsewhere in this prospectus supplement and/or the accompanying prospectus. Together, these documents describe the specific terms of the shares we are offering. You should also read and review the documents identified in the section titled “Available Information” in this prospectus supplement.

Organization

Capital Southwest Corporation, which we refer to as CSWC or the Company, is an internally managed investment company that specializes in providing customized financing to middle market companies in a broad range of industry segments located primarily in the United States. Our common stock currently trades on The Nasdaq Global Select Market under the ticker symbol “CSWC.”

CSWC was organized as a Texas corporation on April 19, 1961. Prior to March 30, 1988, CSWC was registered as a closed-end, non-diversified investment company under the Investment Company Act of 1940 Act, as amended, or the 1940 Act. On that date, we elected to be treated as a business development company, or BDC, subject to the provisions of the 1940 Act, as amended by the Small Business Incentive Act of 1980.

We are also a regulated investment company, or RIC, under Subchapter M of the U.S. Internal Revenue Code of 1986, or the Code. As such, we are not required to pay corporate-level income tax on our investment income. We intend to maintain our RIC status, which requires that we qualify annually as a RIC by meeting certain specified requirements.

On September 30, 2015, we completed the spin-off, which we refer to as the Share Distribution, of CSW Industrials, Inc., or CSWI. CSWI is now an independent publicly traded company. The Share Distribution was effected through a tax-free, pro-rata distribution of 100.0% of CSWI’s common stock to shareholders of the Company. Each Company shareholder received one share of CSWI common stock for every one share of Company common stock on the record date, September 18, 2015. Cash was paid in lieu of any fractional shares of CSWI common stock.

Following the Share Distribution, we have maintained operations as an internally-managed BDC and pursued a credit-focused investing strategy akin to similarly structured organizations. We intend to continue to provide capital to middle-market companies. We intend to invest primarily in debt securities, including senior debt, second lien and subordinated debt, and may also invest in preferred stock and common stock alongside our debt investments or through warrants.

The following diagram depicts CSWC’s summary organizational structure:

Capital Southwest Management Corporation, or CSMC, a wholly-owned subsidiary of CSWC, is the management company for CSWC. CSMC generally incurs all normal operating and administrative expenses, including, but not limited to, salaries and related benefits, rent, equipment and other administrative costs required for day-to-day operations.

CSWC also has a direct wholly-owned subsidiary that has been elected to be a taxable entity, or the Taxable Subsidiary. The primary purpose of the Taxable Subsidiary is to permit CSWC to hold certain interests in portfolio companies that are organized as limited liability companies (or other forms of pass-through entities) and still allow us to satisfy the RIC tax requirement that at least 90.0% of our gross income for U.S. federal income tax purposes must consist of qualifying investment income. The Taxable Subsidiary is taxed at normal corporate tax rates based on its taxable income.

Overview

CSWC is an internally managed investment company that specializes in providing customized debt and equity financing to lower middle market, or LMM, companies and debt capital to upper middle market, or UMM, companies in a broad range of investment segments located primarily in the United States. Our principal investment objective is to produce attractive risk-adjusted returns by generating current income from our debt investments and capital appreciation from our equity and equity related investments. Our investment strategy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions to fund growth, changes of control, or other corporate events. We invest primarily in senior debt securities, secured by security interests in portfolio company assets and in secured and unsecured subordinated debt securities. We also invest in equity interests in our portfolio companies alongside our debt securities.

We focus on investing in companies with histories of generating revenues and positive cash flow, established market positions and proven management teams with strong operating discipline. We target senior debt, subordinated debt, and equity investments in LMM companies, as well as first and second lien syndicated loans in UMM companies. Our target LMM companies typically have annual earnings before interest, taxes, depreciation and amortization, or EBITDA, between $3.0 million and $15.0 million, and our LMM investments generally range from $5.0 million to $20.0 million. Our UMM investments generally include syndicated first and second lien loans in companies with EBITDA generally greater than $50.0 million, and our UMM investments typically range from $5.0 million to $10.0 million.

We seek to fill the financing gap for LMM businesses, which, historically, have had more limited access to financing from commercial banks and other traditional sources. The underserved nature of the LMM creates the opportunity for us to meet the financing needs of LMM companies while also negotiating favorable transaction terms and equity participations. Our ability to invest across a company’s capital structure, from secured loans to equity securities, allows us to offer portfolio companies a comprehensive suite of financing options. Providing customized financing solutions is important to LMM companies. We generally seek to partner directly with financial sponsors, entrepreneurs, management teams and business owners in making our investments. Our LMM debt investments typically include first lien senior debt, secured by a first lien on the assets of the portfolio company, as well as subordinated debt. Our LMM investments typically have a term of between five and seven years from the original investment date. We also often seek to invest in the equity securities in our LMM portfolio companies.

Our investments in UMM companies primarily consist of direct investments in or secondary purchases of interest bearing debt securities in privately held companies that are generally larger in size than the LMM companies included in our portfolio. Our UMM debt investments are generally secured by either a first or second priority lien on the assets of the portfolio company and typically have an expected duration of between three and seven years from the original investment date.

Our principal executive offices are located at 5400 Lyndon B. Johnson Freeway, Suite 1300, Dallas, Texas 75240. We maintain a website at http://www.capitalsouthwest.com. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider that information to be part of this prospectus supplement.

Business Strategies

Our principal investment objective is to produce attractive risk-adjusted returns by generating current income from our debt investments and realizing capital appreciation from our equity and equity-related investments. We have adopted the following business strategies to achieve our investment objective:

•	Leveraging the Experience of our Management Team. Our senior management team has extensive experience advising, investing in and lending to middle market companies across changing market cycles. The members of our management team have diverse investment backgrounds, with prior experience at investment banks, commercial banks, and BDCs in the capacity of senior officers. We believe this diverse experience provides us with an in-depth understanding of the strategic, financial and operational challenges and opportunities of the middle market companies in which we invest. We believe this understanding allows us to select and structure better investments and to efficiently monitor and provide managerial assistance to our portfolio companies.

•	Applying Rigorous Underwriting Policies and Active Portfolio Management. Our senior management team has implemented rigorous underwriting policies that are followed in each transaction. These policies include a thorough analysis of each potential portfolio company’s competitive position, financial performance, management team operating discipline, growth potential and industry attractiveness, which we believe allows us to better assess the company’s prospects. After investing in a company, we monitor the investment closely, typically receiving monthly, quarterly and annual financial statements. Senior management, together with the deal team and accounting and finance departments, meets at least monthly to analyze and discuss in detail the company’s financial performance and industry trends. We believe that our initial and ongoing portfolio review process allows us to monitor effectively the performance and prospects of our portfolio companies.

•

Investing Across Multiple Companies, Industries, Regions and End Markets. We seek to maintain a portfolio of investments that is appropriately diverse among various companies, industries, geographic regions and end markets. This portfolio balance is intended to mitigate the potential effects of negative economic events for particular companies, regions, industries and end markets. However, we may from time to time hold securities of a single portfolio company that comprise more than 5.0% of our total assets and/or more than 10.0% of the outstanding voting securities of the portfolio company. For that reason, we are classified as a non-diversified management investment company under the 1940 Act.

•	Utilizing Long-Standing Relationships to Source Deals. Our senior management team and investment professionals maintain extensive relationships with entrepreneurs, financial sponsors, attorneys, accountants, investment bankers, commercial bankers and other non-bank providers of capital who refer prospective portfolio companies to us. These relationships historically have generated significant investment opportunities. We believe that our network of relationships will continue to produce attractive investment opportunities.

•	Focusing on Underserved Markets. The middle market has traditionally been underserved. We believe that operating margin and growth pressures, as well as regulatory concerns, have caused many financial institutions to de-emphasize services to middle market companies in favor of larger corporate clients and more liquid capital market transactions. We also invest in securities that would be rated below investment grade if they were rated. We believe these dynamics have resulted in the financing market for middle market companies being underserved, providing us with greater investment opportunities.

•	Focus on Established Companies. We generally invest in companies with established market positions, experienced management teams and recurring cash flow streams. We believe that those companies generally possess better risk adjusted return profiles than earlier stage companies that are building their management teams and establishing their revenue base. We also believe that established companies in our target range generally provide opportunities for capital appreciation.

•	Capital Structures Appropriate for Potential Industry and Business Volatility. Our investment team spends significant time understanding the performance of both the target portfolio company and its specific industry throughout a full economic cycle. The history of each specific industry and target portfolio company will demonstrate a different level of potential volatility in financial performance. We seek to understand this dynamic thoroughly and invest our capital at leverage levels in the capital structure that will remain in enterprise value and in securities that will receive interest payments if such downside volatility were to occur.

•	Providing Customized Financing Solutions. We offer a variety of financing structures and have the flexibility to structure our investments to meet the needs of our portfolio companies. Often we invest in senior and subordinated debt securities, coupled with equity interests. We believe our ability to customize financing structures makes us an attractive partner to middle market companies.

Risk Factors

Investing in our securities involves a high degree of risk. You should consider carefully the information found in the sections titled “Supplementary Risk Factors” beginning on page S-     of this prospectus supplement and “Risk Factors” beginning on page      of the accompanying prospectus, including, but not limited to, the following risks:

•	Our financial condition and results of operations will depend on our ability to effectively allocate and manage capital.

•	Our investments in portfolio companies involve a number of significant risks:

•	They may have unpredictable operating results, could become parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position.

•	Most of our portfolio companies are private companies. Private companies may not have readily publicly available information about their businesses, operations and financial condition. Consequently, we rely on the ability of our management team and investment professionals to obtain adequate information to evaluate the potential returns from making investments in these portfolio companies. If we are unable to uncover all material information about the target portfolio company, we may not make a fully informed investment decision and may lose all or part of our investment.

•	The lack of liquidity in our investments may adversely affect our business.

•	Any unrealized losses or defaults we experience may be an indication of future realized losses, which could reduce our income available to make distributions.

•	Our investments in equity securities involve a substantial degree of risk. We may not realize gains from our equity investments.

•	Prepayments of our debt investments by our portfolio companies could adversely impact our results of operations and reduce our return on equity.

•	Our business model depends to a significant extent upon strong referral relationships. Our inability to maintain or develop these relationships, as well as the failure of these relationships to generate investment opportunities, could adversely affect our business.

•	In addition to regulatory limitations on our ability to raise capital, our Credit Facility (as defined below) contains various covenants, which, if not complied with, could accelerate our repayment obligations under the Credit Facility, thereby materially and adversely affecting our liquidity, financial condition, results of operations and ability to pay distributions. All of our assets are subject to security interests under our secured Credit Facility and if we default on our obligations under the Credit Facility, we may suffer adverse consequences, including foreclosure on our assets.

•	Because we borrow money to make investments, the potential for gain or loss on amounts invested in us is magnified and may increase the risk of investing in us.

•	Changes in interest rates may affect our cost of capital, the value of investments and net investment income.

•	If we do not invest a sufficient portion of our assets in qualifying assets, we could fail to qualify as a BDC or be precluded from investing according to our current business strategy. A failure on our part to maintain our status as a BDC would significantly reduce our operating flexibility.

•	We will be subject to corporate-level income tax if we are unable to qualify as a RIC under Subchapter M of the Code. Even if we qualify as a RIC, we may face tax liabilities that reduce our cash flow.

•	Our historical financial statements are not necessarily representative of the results we would have achieved as a stand-alone publicly-traded company and therefore may not be indicative of our future performance.

•	Our investment portfolio is and will continue to be recorded at fair value. Our board of directors has final responsibility for overseeing, reviewing and approving, in good faith, our fair value determination. As a result of recording our investments at fair value, there is and will continue to be subjectivity as to the value of our portfolio investments.

•	The capital markets may experience periods of disruption and instability. Such market conditions may materially and adversely affect debt and equity capital markets in the United States, which may have a negative impact on our business and operations.

•	Changes in the laws or regulations governing our business, or changes in the interpretations thereof, and any failure by us to comply with these laws or regulations, could negatively affect the profitability of our operations.

•	The market price of our common stock may fluctuate significantly.

Investment Criteria

Our investment team has identified the following investment criteria that we believe are important in evaluating prospective investment opportunities. However, not all of these criteria have been or will be met in connection with each of our investments:

•	Companies with Positive and Sustainable Cash Flow: We generally seek to invest in established companies with sound historical financial performance.

•	Excellent Management: Management teams with a proven record of achievement, exceptional ability, unyielding determination and integrity. We believe management teams with these attributes are more likely to manage the companies in a manner that protects and enhances value.

•	Industry: We primarily focus on companies having competitive advantages in their respective markets and/or operating in industries with barriers to entry, which may help protect their market position.

•	Strong Private Equity Sponsors: We focus on developing relationships with leading private equity firms in order to partner with these firms and provide them capital to support the acquisition and growth of their portfolio companies.

•	Appropriate Risk-Adjusted Returns: We focus on and price opportunities to generate returns that are attractive on a risk-adjusted basis, taking into consideration factors, in addition to the ones depicted above, including credit structure, leverage levels and the general volatility and potential volatility of cash flows.

•	Location: We primarily focus on companies located in the United States. Each new investment is evaluated for its appropriateness within our existing portfolio. Prospective portfolio company candidates for our existing portfolio companies may be located worldwide.

Recent Developments

[To be provided.]

TERMS OF THE NOTES OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section of the prospectus supplement together with the section titled “Description of the Notes” beginning on page S-     of this prospectus supplement and the more general description of the Notes in the section titled “Description of Our Debt Securities” beginning on page      of the accompanying prospectus before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

Issuer	Capital Southwest Corporation

Title of the securities	% Notes due 20

Initial aggregate principal amount being offered	$

Initial public offering price	% of the aggregate principal amount

Principle payable at maturity	% of the aggregate principal amount; the principal amount of each Note will be payable on its stated maturity date at the office of the Trustee, Paying Agent, Registrar and Transfer Agent for the Notes or at such other office in New York City as we may designate.

Type of note	Fixed rate note

Listing	We intend to list the Notes on the within of the original issue date under the trading symbol “ ”.

Interest rate	% per year

Day count basis	360-day year of twelve 30-day months

Original issue date	, 20

Stated maturity date	, 20

Date interest starts accruing	, 20

Interest payment dates	Every , , and commencing , 20 . If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest periods	The initial interest period will be the period from and including , 20 , to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Regular record dates for interest	Every , , and commencing , 20 .

Specified currency	U.S. Dollars

Place of payment	New York City

Ranking of Notes	The Notes will be our direct unsecured obligations and will rank:

•	pari passu with our other outstanding and future senior unsecured indebtedness, including without limitation, ;

•	senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

•	effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured in respect of which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, including without limitation, ; and

•	structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, including without limitation, .

Denominations	We will issue the Notes in denomination of $ and integral multiples of $ in excess thereof.

Business day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

Optional redemption	The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after , 20 upon not less than days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price equal to % of the outstanding principal amount of the Notes plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to the date fixed for redemption.

In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.

Any exercise of our option to redeem the Notes will be done in compliance with the Investment Company Act of 1940, as amended, and the rules, regulations and interpretations promulgated thereunder, which we collectively refer to as the 1940 Act, to the extent applicable.

If we redeem only some of the Notes, the Trustee will determine the method for selection of the particular Notes to be redeemed, in accordance with the 1940 Act to the extent applicable and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Sinking fund	The Notes will not be subject to any sinking fund.

Repayment at option of Holders	Holders will not have the option to have the Notes repaid prior to the stated maturity date.

Defeasance	The Notes are subject to defeasance by us.

Covenant Defeasance	The Notes are subject to covenant defeasance by us.

Form of Notes	The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company, or DTC, or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

Trustee, Paying Agent, Registrar and Transfer Agent	U.S. Bank National Association

Other covenants	In addition to any covenants described elsewhere in this prospectus supplement or the accompanying prospectus, the following covenants shall apply to the Notes:

[To be provided.]

Events of default	If an event of default (as described herein under “Description of Notes”) on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest, may be declared immediately due and payable, subject to conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events involving us. [Add any other negotiated events of default.]

Further Issuances	We have the ability to issue additional debt securities under the indenture with terms different from the Notes and, without the consent of the holders thereof, to reopen the Notes and issue additional Notes.

Global Clearance and Settlement Procedures	Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law	The Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Use of proceeds	The net proceeds from this offering (before deducting estimated expenses payable by us of approximately $ ) will be $ .

We intend to use the net proceeds from this offering to make investments in LMM and UMM portfolio companies in accordance with our investment objective and strategies. While we work to invest these proceeds in LMM and UMM portfolio companies, we may use the proceeds to make investments in marketable securities and other temporary investments, to pay down revolver debt outstanding, and for other general corporate purposes, including payment of operating expenses. See “Use of Proceeds.”

Taxation	We have elected to be treated for U.S. federal income tax purposes as a RIC under Subchapter M of the Code. As a RIC, we generally will not have to pay corporate-level U.S. federal income tax on any ordinary income or capital gains that we distribute to our stockholders as dividends To continue to maintain our RIC tax treatment, we must meet specified source-of-income and asset diversification requirements and distribute annually at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any. See “Certain U.S. Federal Income Tax Consequences” and “Material U.S. Federal Income Tax Considerations” of this prospectus supplement and accompanying prospectus, respectively.

SUPPLEMENTARY RISK FACTORS

[Insert additional Risk Factors relating to the offering.]

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Information contained in this prospectus supplement and the accompanying prospectus contain forward-looking statements, which can be identified by the use of forward-looking terminology such as “may,” “predict,” “will,” “continue,” “likely,” “would,” “could,” “should,” “expect,” “anticipate,” “potential,” “estimate,” “indicate,” “seek,” “believe,” “target,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. The matters described in the section titled “Supplementary Risk Factors” in this prospectus supplement and the section titled “Risk Factors” in the accompanying prospectus and certain other factors noted throughout this prospectus supplement and the accompanying prospectus constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. We undertake no obligation to revise or update any forward-looking statements but advise you to consult any additional disclosures that we may make directly to you or through reports that we may file in the future with the Securities and Exchange Commission, or SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the Notes to be $            , based on the public offering price of $             per Note assuming all Notes offered are sold and that the expenses related to the offering of the Notes, estimated at $            , are paid and after deduction of the underwriting discount.

We intend to use the net proceeds from this offering to make investments in LMM and UMM portfolio companies in accordance with our investment objective and strategies. While we work to invest these proceeds in LMM and UMM portfolio companies, we may use the proceeds to make investments in marketable securities and other temporary investments, to pay down revolver debt outstanding, and for other general corporate purposes, including payment of operating expenses. We anticipate that substantially all of any remainder of the net proceeds of this offering will be invested in accordance with our investment objective within twelve months following completion of this offering, depending on the availability of appropriate investment opportunities consistent with our investment objectives and market conditions. We cannot assure you that we will achieve our targeted investment pace. Pending our investments in portfolio companies, we will invest the remaining net proceeds of an offering primarily in cash, cash equivalents, U.S. Government securities and other high-quality debt investments that mature in one year or less from the time of investment. These securities may have lower yields than our other investments and accordingly may result in lower distributions, if any, during such period.

SELECTED FINANCIAL DATA

[Insert Selected Financial Data of CSWC reflecting most recently filed financials prior to the offering.]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this prospectus supplement or the accompanying prospectus.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

CAPITALIZATION

The following table sets forth our capitalization:

(a)	on an actual basis as of ; and

(b)	on an as-adjusted basis giving effect to the sale of $ aggregate principal amount of Notes assuming a public offering price of % of par, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and our most recent consolidated financial statements and notes thereto included elsewhere in this prospectus supplement or the accompanying prospectus.

As of , 20
	Actual	As-adjusted for this Offering
(Unaudited) (in thousands, except share and per share numbers)
Cash and cash equivalents	$	$

Credit Facility

Net Assets
Common stock, par value $0.25 per share, 25,000,000 common shares authorized, and common shares issued and outstanding	$	$
Additional paid-in capital
Accumulated net investment loss
Accumulated net realized gain
Unrealized appreciation of investments, net of income taxes
Treasury stock – at cost, shares

Total Net Assets	$	$

Total Capitalization	$	$

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our ratio of earnings to fixed charges for the periods indicated, computed as set forth below. You should read these ratios of earnings to fixed charges in connection with our financial statements, including the notes to those statements, included in this prospectus.

	For the Months Ended , 20	For the Year Ended March 31, 20	For the Year Ended March 31, 20	For the Year Ended March 31, 20	For the Year Ended March 31, 20	For the Year Ended March 31, 20
Earnings to Fixed Charges(1)

(1)	Earnings include net realized and unrealized gains or losses. Net realized and unrealized gains or losses can vary substantially from period to period.

•	Excluding net realized and unrealized gains and losses, the earnings to fixed charges ratio would be for the months ended , 20 , for the year ended March 31, 20 , and unchanged for the years ended March 31, 20 , 20 , 20 and 20 .

For purposes of computing the ratios of earnings to fixed charges, earnings represent net increase in net assets resulting from operations plus (or minus) income tax expense (benefit) including excise tax expense plus fixed charges. Fixed charges include interest and credit facility fees expense and amortization of debt issuance costs.

DESCRIPTION OF THE NOTES

[To be provided.]

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

[Insert disclosure regarding federal income tax consequences of an investment in the Notes to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

             are acting as the representatives of the underwriters of this offering. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Name	Principal Amount

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that, under the circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We expect that delivery of the Notes will be made against payment therefor on or about , 20 , which will be the third business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

Commissions and Discounts

An underwriting discount of     % per Note will be paid by us.

The following table shows the total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

	Per Note		Total
Public offering price		%	$
Underwriting discount		%
Proceeds, before expenses, to us		%

The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to certain other Financial Industry Regulatory Authority members at the public offering price less a concession not in excess of % of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of % of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The expenses of the offering, not including the underwriting discount, are estimated at $                  and are payable by us.

No Sales of Similar Securities

Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any debt securities issued or guaranteed by the Company or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by the Company or file any registration statement under the Securities Act with respect to any of the foregoing for a period of days after the date of this prospectus supplement without first obtaining the written consent of                 , other than certain private sales of debt securities to a limited number of institutional investors. This consent may be given at any time without public notice.

Listing

The Notes are a new issue of securities with no established trading market. We intend to list the Notes on the                 . We expect trading in the Notes on the                  to begin within days after the original issue date under the trading symbol “                .” Currently there is no public market for the Notes.

We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Electronic Offer, Sale and Distribution of Notes

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a limited principal amount of the Notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase any Notes.

Conflicts of Interest

The underwriters and/or their affiliates from time to time provide and may in the future provide investment banking, commercial banking and financial advisory services to us, for which they have received and may receive customary compensation.

In addition, the underwriters and/or their affiliates may from time to time refer investment banking clients to us as potential portfolio investments. If we invest in those clients, we may utilize net proceeds from this offering to fund such investments, and the referring underwriter or its affiliate may receive placement fees from its client in connection with such financing, which placement fees may be paid out of the amount funded by us.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters regarding the Notes offered hereby will be passed upon for us by Jones Day, Dallas, Texas, and certain legal matters in connection with this offering will be passed upon for the underwriters by .

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[To be provided.]

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act of 1933, with respect to the Notes offered by this prospectus supplement. The registration statement contains additional information about us and the Notes being offered by this prospectus supplement.

We file with or submit to the SEC annual, quarterly and current reports, proxy statements, code of ethics and other information meeting the informational requirements of the Securities Exchange Act of 1934. This information is available free of charge by calling us at (214) 238-5700 or on our website at www.capitalsouthwest.com. Information contained on our website is not incorporated into this prospectus supplement and you should not consider such information to be part of this document. You also may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

INDEX TO FINANCIAL STATEMENTS

[Insert financial statements and notes thereto for most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

% Notes

PROSPECTUS SUPPLEMENT

             , 20